Exhibit 107

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)	Proposed maximum aggregate offering price (2)(3)	Amount of registration fee
Common Stock, par value $0.00001 per share	$23,000,000	$2,132.10
Warrants to purchase shares of Common Stock, par value $0.00001 per share(4)	-	-
Pre-funded warrants to purchase shares of Common Stock, par value $0.00001 per share(4)	-	-
Shares of Common Stock, par value $0.00001 per share, underlying the warrants(5)	$28,750,000	$2,665.13
Shares of Common Stock, par value $0.00001 per share, underlying the pre-funded warrants(6)	$23,000,000	$2,132.10
Warrants to be issued to the representative of the underwriters(4)	$-	$-
Common stock underlying warrants to be issued to the representative of the underwriters(7)	$1,437,500	$133.26
Total:	$76,187,500	$7,062.59

Registration Fee Previously Paid		$1.699.02
Registration Fee Paid Herewith		$5,363.57

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered such indeterminate number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act. Includes the offering price of any additional shares of common stock, pre-funded warrants and warrants that the underwriters have the right to purchase to cover over-allotments.
(3)	The proposed maximum aggregate offering price of shares of common stock proposed to be sold in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any pre-funded warrants offered and sold in the offering, and the proposed maximum aggregate offering price of the pre-funded warrants to be sold in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any shares of common stock sold in the offering. Accordingly, the proposed maximum aggregate offering price of the shares of common stock and pre-funded warrants (including the shares of common stock issuable upon exercise of the pre-funded warrants), if any, is $23,000,000.
(4)	No registration fee required pursuant to Rule 457(g).
(5)	The warrants are exercisable at a price per share of common stock equal to 125% of the common stock offering price.
(6)	The pre-funded warrants are exercisable at an exercise price of $0.01 per share.
(7)	We have agreed to issue to the representative of the underwriters warrants to purchase shares of common stock representing up to 5% of the common stock and pre-funded warrants issued in the offering. The representative’s warrants are exercisable at a per share exercise price equal to 125% of the public offering price per share of the common stock offered hereby. As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, the proposed maximum aggregate offering price of the representative’s warrants is $1,437,500, which is equal to 125% of $1,150,000 (5% of $23,000,000).